Exhibit 99.3

FORM OF LETTER TO BROKERS, DEALERS, BANKS AND OTHER NOMINEE HOLDERS

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

Subscription Rights to Purchase Shares of Common Stock Offered Pursuant to Subscription Rights

Distributed to Stockholders of Roadrunner Transportation Systems, Inc.

                    , 2019

To Brokers, Dealers, Banks, and Other Nominees:

This letter is being distributed to brokers, dealers, banks, and other nominees in connection with the rights offering (the “Rights Offering”) by Roadrunner Transportation Systems, Inc. (the “Company”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record (“Record Holders”) of shares of Common Stock, at the close of business on January 30, 2019 (the “Record Date”). The Rights are described in the Company’s Prospectus, dated                     , 2018 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 900,000,000 shares of its Common Stock pursuant to the Prospectus. The Rights will expire, if not exercised, by 5:00 p.m. Eastern Time, on February 19, 2019, unless extended by the Company, provided that the expiration date of the Rights Offering may not be extended by more than ten days without the prior written consent of Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each Record Holder will receive one Right for every share of Common Stock owned of record as of the close of business on the Record Date.

Each Right will allow the holder thereof to subscribe for 23.1379497159 shares of Common Stock for each right (the “Basic Subscription Privilege”) at the cash price of $0.50 per share (the “Subscription Price”). Neither fractional Rights nor cash in lieu of fractional Rights will be issued in the Rights Offering. Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers 900,000,000 shares of Common Stock in the Rights Offering. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 1,000 Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase 23,138 shares of Common Stock in the Rights Offering pursuant to your Basic Subscription Privilege.

Each Right also carries with it the ability for the holder thereof (other than Elliott) to subscribe (the “Over-Subscription Privilege”), at the Subscription Price, for additional shares of Common Stock up to the number of shares for which such holder subscribed under such holder’s Basic Subscription Privilege on a pro rata basis if any shares are not purchased by other Record Holders under their Basic Subscription Privileges as of the Expiration Date (the “Excess Shares”). Each Record Holder may exercise such holder’s Over-Subscription Privilege only if such holder exercised its Basic Subscription Privilege in full and other Record Holders do not exercise their Basic Subscription Privileges in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges. “Pro rata” means in proportion to the number of shares of Common Stock that each Rights holder who has exercised its Basic Subscription Privilege on its Common Stock Holdings has requested to purchase pursuant to the Over-Subscription Privilege. For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Rights under the Basic Subscription Privilege in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Privilege. See “The Rights Offering—Basic Subscription Rights and Over-Subscription Rights” in the Prospectus. Elliott has agreed to purchase from us, at the Subscription Price, unsubscribed shares of Common Stock such that gross proceeds of the Rights Offering will be no less than $450 million.

The Rights are evidenced by a Rights certificate (a “Subscription Rights Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for every share of Common Stock owned by such beneficial owner as of the Record Date. The Rights will be transferable until the close of business on the last trading day preceding the Expiration Date, at which time they will cease to have value.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights. If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than certain fees and expenses of the Subscription Agent, the Information Agent, and Elliott, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Subscription Agent, or the Information Agent.

Enclosed are copies of the following documents:

(1)	Prospectus;

(2)	Rights Certificate;

(3)	Instructions as to Use of the Roadrunner Transportation Systems, Inc. Subscription Rights Certificates;

(4)	Form of Beneficial Holder Election Form;

(5)	Form of Nominee Holder Certification; and

(6)	Notice of Guaranteed Delivery.

Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate with payment of the Subscription Price on or prior to 5:00 p.m., Eastern Time, on the Expiration Date. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for by cashier’s or certified check drawn upon a United States bank payable to American Stock Transfer & Trust Company, LLC, as Subscription Agent, or by wire transfer of immediately available funds, to the subscription account maintained by the Subscription Agent at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, SWIFT Code CHASUS33, ABA #021000021, Account # 530-354616, Beneficiary: American Stock Transfer, Reference: AST as Subscription Agent for Roadrunner Transportation Systems, Inc. (please include rights holder’s name in reference). Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise the Rights held in your name on behalf of yourself or other beneficial owners. A Rights holder cannot revoke the exercise of his Rights. Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from the Information Agent, Innisfree M&A Incorporated. The Information Agent’s toll-free telephone number is (888) 750-8534.

Very truly yours,

Roadrunner Transportation Systems, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ROADRUNNER TRANSPORTATION SYSTEMS, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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